Exhibit 99.1

The TJX Companies, Inc. Reports Q4 and FY23 Results; Above-Plan Q4 FY23 U.S. Comp Sales Growth of 4% and Q4 FY23 Marmaxx Comp Sales Growth of 7%; Plans to Increase Dividend by 13% and to Buy Back $2.0 to $2.5 Billion of Stock in FY24

  Q4 FY23 U.S. comp store sales increased 4%, well above the Company’s plan and versus a 13% U.S. open-only comp store sales increase last year
  Q4 FY23 comp store sales at Marmaxx increased 7%, driven by very strong sales of apparel and accessories categories
  Q4 FY23 diluted earnings per share of $.89, up 14% versus the prior year and at the high-end of the Company’s plan
  Q4 FY23 pretax profit margin of 9.2%, below the Company’s plan due to an unplanned shrink charge (see below)
  FY23 U.S. comp store sales were flat, versus a 17% U.S. open-only comp store sales increase last year
  FY23 diluted earnings per share were $2.97 and adjusted diluted earnings per share were $3.11, both at the high-end of the Company’s plan
  FY23 pretax profit margin of 9.3%, at the low-end of the Company’s plan
  FY23 adjusted pretax profit margin of 9.7%, slightly below the Company’s plan due to the unplanned shrink charge in Q4 FY23 (see below)
  Returned $3.6 billion to shareholders in FY23 through share repurchases and dividends
  Provides Q1 and full year FY24 guidance; Planning a pretax profit margin increase in FY24
  Reiterates FY25 pretax profit margin target of 10.6%

FRAMINGHAM, Mass.--(BUSINESS WIRE)--February 22, 2023--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the fourth quarter and fiscal year ended January 28, 2023. Net sales for the fourth quarter of Fiscal 2023 were $14.5 billion, an increase of 5% versus the fourth quarter of Fiscal 2022. U.S. comp store sales (defined below) increased 4% versus a 13% increase in U.S. open-only comp store sales (defined below) in the fourth quarter of Fiscal 2022. Net income for the fourth quarter of Fiscal 2023 was $1.0 billion and diluted earnings per share were $.89, a 14% increase versus $.78 in the fourth quarter of Fiscal 2022.

For the full year Fiscal 2023, net sales were $49.9 billion, an increase of 3% versus the full year Fiscal 2022. Full year Fiscal 2023 U.S. comp store sales were flat versus a 17% increase in U.S. open-only comp store sales in Fiscal 2022. Net income for the full year of Fiscal 2023 was $3.5 billion. For the full year Fiscal 2023, diluted earnings per share were $2.97, a 10% increase versus $2.70 in Fiscal 2022. Full year Fiscal 2023 adjusted diluted earnings per share were $3.11, which excluded a $.14 net of tax charge related to a write-down and the divestiture of the Company’s minority investment in Familia (see below). This was a 9% increase versus full year Fiscal 2022 adjusted diluted earnings per share of $2.85, which excluded a $.15 debt extinguishment charge.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am so proud of the outstanding performance and execution of our teams again in 2022. By staying focused on our off-price fundamentals, which have served us well through many kinds of retail and macro environments, we continued to bring customers around the world exciting values and a treasure-hunt shopping experience, every day. Our eclectic, rapidly changing mix of gift giving assortments clearly resonated with consumers this holiday season. We saw fourth quarter U.S. comp store sales growth of 4%, well above our plan, and U.S. customer traffic increase. Marmaxx delivered a very strong 7% comp increase, its highest quarterly comp of the year, driven by excellent sales in its apparel and accessories categories.”

Herrman continued, “For the full year, total sales neared $50 billion, U.S. comp store sales were flat, and overall profitability improved. During the year, our apparel businesses, including accessories, across the Company were strong. Sales at our home businesses overall were softer as we saw extraordinary growth during the two prior years when consumers focused on purchases for their homes. At our international divisions, we saw total sales increases and improved profitability for the year. Fiscal 2024 is off to a strong start and we remain confident in improving our profitability this year and reaching our pretax profit margin target of 10.6% by Fiscal 2025. We are energized for the year ahead and our plans to keep bringing customers around the globe ever-changing selections of great fashions and brands at excellent values. Longer term, I am confident that we are on track to becoming an increasingly profitable $60 billion-plus company.”

U.S. Comparable Store Sales (FY2023) and U.S. Open-Only Comparable Store Sales (FY2022)

The Company’s U.S. comparable store sales by division in the fourth quarter of Fiscal 2023 and full year Fiscal 2023, and U.S. open-only comparable store sales by division in the fourth quarter of Fiscal 2022 and full year Fiscal 2022 were as follows:

	Fourth Quarter FY2023 U.S. Comparable Store Sales[1]	Fourth Quarter FY2022 U.S. Open- Only Comparable Store Sales[1,2]	Full Year FY2023 U.S. Comparable Store Sales[1]	Full Year FY2022 U.S. Open- Only Comparable Store Sales[1,2]

Marmaxx[3]	+7%	+10%	+3%	+13%
HomeGoods[4]	-7%	+22%	-11%	+32%

Total U.S.[5]	+4%	+13%	0%	+17%

[1]Comparable store sales exclude e-commerce sites (tjmaxx.com, marshalls.com, homegoods.com, and sierra.com). [2]This measure reports the sales increase or decrease of these stores for the days they were open in the fourth quarter and full year of Fiscal 2022 against sales of those stores for the same days in Fiscal 2020, prior to the emergence of the COVID-19 global pandemic. [3]Combination of T.J. Maxx, Marshalls, and Sierra stores. [4]Combination of HomeGoods and Homesense stores. [5]Combination of Marmaxx and HomeGoods divisions.

Net Sales by Division

The Company’s net sales by division in the fourth quarter of Fiscal 2023 were as follows:

	Fourth Quarter Net Sales ($ in millions)[1,2]		Fourth Quarter FY2023 Reported Sales Growth	Fourth Quarter FY2023 Sales Growth on a Constant Currency Basis[3]
	FY2023	FY2022

Marmaxx (U.S.)[4]	$8,983	$8,280	+8%	N.A.
HomeGoods (U.S.)[5]	$2,424	$2,516	-4%	N.A.
Total U.S. [6]	$11,407	$10,796	+6%	N.A.
TJX Canada	$1,297	$1,255	+3%	+10%
TJX International (Europe & Australia)	$1,816	$1,803	+1%	+11%

TJX	$14,520	$13,854	+5%	+7%

The Company’s full year Fiscal 2023 net sales by division were as follows:

	Full Year Net Sales ($ in millions)[1,2]		Full Year FY2023 Reported Sales Growth	Full Year FY2023 Sales Growth on a Constant Currency Basis[3]
	FY2023	FY2022

Marmaxx (U.S.)[4]	$30,545	$29,483	+4%	N.A.
HomeGoods (U.S.)[5]	$8,264	$8,995	-8%	N.A.
Total U.S. [6]	$38,809	$38,478	+1%	N.A.
TJX Canada	$4,912	$4,343	+13%	+18%
TJX International (Europe & Australia)	$6,215	$5,729	+8%	+22%

TJX	$49,936	$48,550	+3%	+5%

[1]Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. [2]Figures may not foot due to rounding. [3]Reflects net sales adjusted for the impact of foreign currency; see Impact of Foreign Currency Exchange Rates, below. [4]Combination of T.J. Maxx, Marshalls, and Sierra stores, and tjmaxx.com, marshalls.com, and sierra.com e-commerce sites. [5]Combination of HomeGoods and Homesense stores, and homegoods.com e-commerce site. [6]Combination of Marmaxx and HomeGoods divisions.

Margins

For the fourth quarter of Fiscal 2023, the Company’s pretax profit margin was 9.2%, a 0.2 percentage point increase versus last year’s fourth quarter pretax profit margin of 9.0%. Merchandise margin decreased slightly and includes an unplanned 0.6 percentage point shrink charge versus last year. The Company’s fourth quarter guidance had contemplated that shrink would be a 0.5 percentage point benefit to pretax profit margin versus the prior year.

Gross profit margin for the fourth quarter of Fiscal 2023 was 26.1%, a 1.0 percentage point decrease versus the fourth quarter of Fiscal 2022. Selling, general and administrative (SG&A) costs as a percent of sales for the fourth quarter of Fiscal 2023 were 17.0%, a 1.0 percentage point decrease versus the fourth quarter of Fiscal 2022.

For the full year Fiscal 2023, the Company’s pretax profit margin was 9.3%, a 0.2 percentage point increase versus last year’s pretax profit margin of 9.1%. For the full year Fiscal 2023, the Company’s adjusted pretax profit margin was 9.7%, which excludes a 0.4 percentage point charge related to a write-down of the Company’s minority investment in Familia. This is a 0.1 percentage point increase versus the Company’s full year Fiscal 2022 adjusted pretax profit margin of 9.6%, which excluded a 0.5 percentage point debt extinguishment charge. Full year Fiscal 2023 pretax profit margin included an unplanned 0.3 percentage point shrink charge. The Company’s most recent full year Fiscal 2023 guidance had contemplated that shrink would be neutral to pretax profit margin versus the prior year.

Gross profit margin for full year Fiscal 2023 was 27.6%, a 0.9 percentage point decrease versus the prior year. Selling, general and administrative (SG&A) costs as a percent of sales for the full year Fiscal 2023 were 17.9%, a 0.8 percentage point decrease versus the prior year.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates. Given the global operations of the Company, to facilitate comparability, the Company has provided sales growth and inventory on a constant currency basis, which assumes a constant exchange rate between periods for translation based on the rate in effect for the prior period.

The movement in foreign currency exchange rates had a two percentage point negative impact on the Company’s net sales growth in the fourth quarter of Fiscal 2023 versus the prior year. The overall net impact of foreign currency exchange rates had a $.03 negative impact on fourth quarter Fiscal 2023 diluted earnings per share.

The movement in foreign currency exchange rates had a two percentage point negative impact on the Company’s net sales growth in the full year Fiscal 2023 versus the prior year. The overall net impact of foreign currency exchange rates had a $.06 negative impact on the full year Fiscal 2023 diluted earnings per share.

A table detailing the impact of foreign currency on TJX’s pretax earnings and margins, as well as those of its international businesses, can be found in the Investors section of TJX.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Inventory

Total inventories as of January 28, 2023 were $5.8 billion, compared with $6.0 billion at the end of Fiscal 2022. Consolidated inventories on a per-store basis as of January 28, 2023, including distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were up 1% on a reported basis (with inventory on a constant currency basis up 2%, which reflects inventory adjusted for the impact of foreign currency exchange rates, as described above). The Company is well-positioned to take advantage of the outstanding availability of quality, branded merchandise in the marketplace and flow fresh merchandise to its stores and online this spring.

Cash and Shareholder Distributions

For the fourth quarter of Fiscal 2023, the Company generated $3.0 billion of operating cash flow. For the full year Fiscal 2023, the Company generated $4.1 billion of operating cash flow and ended the year with $5.5 billion of cash.

During the fourth quarter, the Company returned $791 million to shareholders. The Company repurchased a total of $450 million of TJX stock, retiring 5.7 million shares, and paid $341 million in shareholder dividends during the quarter. In Fiscal 2023, the Company returned a total of $3.6 billion to shareholders, which includes repurchasing a total of $2.25 billion of TJX stock, retiring 34.8 million shares, and paying $1.34 billion in shareholder dividends.

With the Company’s continued strong cash flow, TJX announced today that it intends to increase the regular quarterly dividend on its common stock expected to be declared in March 2023 and payable in June 2023 to $.3325 per share, subject to the approval of the Company’s Board of Directors. This would represent a 13% increase over the current per share dividend.

The Company is also announcing today its plan to repurchase approximately $2.0 to $2.5 billion of TJX stock during the fiscal year ending February 3, 2024. With $1.5 billion remaining at Fiscal 2023 year end under the Company’s existing stock repurchase program, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to an additional $2.0 billion of TJX common stock from time to time. The new authorization represents approximately 2.2% of the Company’s outstanding shares at current prices. The new stock repurchase program marks the 23rd program approved by the Board since 1997. Under the Company’s repurchase programs, share repurchases may be made from time to time in market or private transactions and may include derivative transactions. The repurchase program announced today has no time limit and may be suspended or discontinued at any time.

Divestiture of Familia

During Fiscal 2023, the Company announced and completed the divestiture of its minority investment in Familia. As a result, the Company recorded an impairment charge of $217.6 million in the first quarter of Fiscal 2023, which negatively impacted first quarter Fiscal 2023 diluted earnings per share by $.19. Additionally, the Company realized a $54 million tax benefit in the third quarter of Fiscal 2023, which increased third quarter Fiscal 2023 diluted earnings per share by $.05. The combination of the first quarter impairment charge and the related third quarter tax benefit negatively impacted full year Fiscal 2023 diluted earnings per share by $.14.

First Quarter and Full Year Fiscal 2024 Outlook

For the first quarter of Fiscal 2024, the Company is planning overall comparable store sales to be up 2% to 3%. For the first quarter of Fiscal 2024, the Company expects pretax profit margin to be in the range of 9.2% to 9.5% and diluted earnings per share to be in the range of $.68 to $.71.

For the fiscal year ending February 3, 2024, the Company is planning overall comparable store sales to be up 2% to 3%. For the 53-week fiscal year ending February 3, 2024, the Company expects pretax profit margin to be in the range of 10.1% to 10.3% and diluted earnings per share to be in the range of $3.39 to $3.51. The Company’s full year guidance includes an expected pretax margin benefit of approximately 0.1 percentage points and a diluted earnings per share benefit of approximately $.10 due to the 53rd week in the Company’s Fiscal 2024 calendar. Excluding these expected benefits, the Company expects full year Fiscal 2024 adjusted pretax profit margin to be in the range of 10.0% to 10.2% and adjusted diluted earnings per share to be in the range of $3.29 to $3.41.

Stores by Concept

During the fiscal year ended January 28, 2023, the Company increased its store count by 146 stores to a total of 4,835 stores and increased square footage by 3% over the prior year.

	Store Locations[1]		Gross Square Feet[2]
	FY2023		FY2023
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,284	1,299	35.0	35.3
Marshalls	1,148	1,183	32.7	33.4
HomeGoods	850	894	19.8	20.8
Sierra	59	78	1.2	1.6
Homesense	39	46	1.0	1.2
In Canada:
Winners	293	297	8.0	8.1
HomeSense	147	151	3.4	3.5
Marshalls	106	106	2.8	2.8
In Europe:
T.K. Maxx	618	629	17.3	17.6
Homesense	77	78	1.5	1.5
In Australia:
T.K. Maxx	68	74	1.5	1.6

TJX	4,689	4,835	124.2	127.4
[1]Store counts above include both banners within a combo or a superstore.
[2]Square feet figures may not foot due to rounding.

Fiscal 2023 U.S. Comparable Store Sales

For Fiscal 2023, the Company returned to its historical definition of comparable store sales. While stores in the U.S. were open for all of Fiscal 2022, a significant number of stores in TJX Canada and TJX International (Europe and Australia) experienced COVID-19 related temporary store closures and government-mandated shopping restrictions during Fiscal 2022. Therefore, the Company cannot measure year-over-year comparable store sales with Fiscal 2022 in these geographies in a meaningful way. As a result, the comparable stores included in the Fiscal 2023 measure consist of U.S. stores only, which, for clarity, the Company refers to as U.S. comparable store sales and are calculated against sales for the comparable periods in Fiscal 2022.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of January 28, 2023, the end of the Company’s fiscal year, the Company operated a total of 4,835 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and five e-commerce sites. These include 1,299 T.J. Maxx, 1,183 Marshalls, 894 HomeGoods, 78 Sierra, and 46 Homesense stores, as well as tjmaxx.com, marshalls.com, homegoods.com, and sierra.com, in the United States; 297 Winners, 151 HomeSense, and 106 Marshalls stores in Canada; 629 T.K. Maxx and 78 Homesense stores, as well as tkmaxx.com, in Europe; and 74 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at TJX.com.

Fourth Quarter and Full Year Fiscal 2023 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s fourth quarter and full year Fiscal 2023 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (toll free) or (203) 369-0233 through Tuesday, February 28, 2023, or at TJX.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Non-GAAP financial measures refer to financial information adjusted to exclude or include, as applicable from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP), items identified in this press release. Non-GAAP financial measures used in this press release include adjusted diluted earnings per share, total U.S. net sales, sales growth on a constant currency basis, inventory on a constant currency basis, and adjusted pretax profit margin. The Company believes that the presentation of adjusted financial results is useful to investors as it provides additional information on comparisons between periods by excluding certain items that affect overall comparability. The Company uses these non-GAAP financial measures for business planning purposes, to consider underlying trends of its business, and in measuring its performance relative to others in the market, and believes presenting these measures also provides information to investors and others for understanding and evaluating trends in the Company’s operating results or measuring performance in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The use of these non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

Various statements made in this release are forward-looking, and are inherently subject to a number of risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements regarding the Company’s anticipated operating and financial performance, business plans and prospects, dividends and share repurchases, Fiscal 2024 outlook, and Fiscal 2025 pretax margin target. These statements are typically accompanied by the words “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “forecast,” “goal,” “hope,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “strive,” “target,” “will,” “would,” or similar words, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Applicable risks and uncertainties include, among others, the ongoing COVID-19 pandemic and associated containment and remediation efforts; execution of buying strategy and inventory management; various marketing efforts; customer trends and preferences; competition; operational and business expansion; management of large size and scale; merchandise sourcing and transport; labor costs and workforce challenges; personnel recruitment, training and retention; data security and maintenance and development of information technology systems; corporate and retail banner reputation; cash flow; expanding international operations; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; inventory or asset loss; economic conditions and consumer spending; market instability; serious disruptions or catastrophic events; disproportionate impact of disruptions in the final quarter of the fiscal year; commodity availability and pricing; adverse or unseasonable weather; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors that may be described in our filings with the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K filed with the SEC. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. We caution investors, potential investors and others not to place considerable reliance on the forward-looking statements contained in this release. The forward-looking statements in this release speak only as of the date of this release, and we do not undertake any obligation to publicly update or revise our forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Millions Except Per Share Amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022

Net sales	$14,520	$13,854	$49,936	$48,550

Cost of sales, including buying and occupancy costs	10,731	10,094	36,149	34,714
Selling, general and administrative expenses	2,473	2,496	8,927	9,081
Impairment on equity investment	—	—	218	—
Loss on early extinguishment of debt	—	—	—	242
Interest (income) expense, net	(23)	21	6	115

Income before income taxes	1,339	1,243	4,636	4,398
Provision for income taxes	301	303	1,138	1,115

Net income	$1,038	$940	$3,498	$3,283

Diluted earnings per share	$0.89	$0.78	$2.97	$2.70

Cash dividends declared per share	$0.295	$0.26	$1.18	$1.04

Weighted average common shares – diluted	1,171	1,205	1,178	1,216

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	January 28, 2023	January 29, 2022

ASSETS
Current assets:
Cash and cash equivalents	$5,477	$6,227
Accounts receivable and other current assets	1,041	955
Merchandise inventories	5,819	5,962
Federal, state and foreign income taxes recoverable	119	115

Total current assets	12,456	13,259

Net property at cost	5,783	5,271

Operating lease right of use assets	9,086	8,854
Goodwill	97	97
Other assets	927	980

TOTAL ASSETS	$28,349	$28,461

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,794	$4,465
Accrued expenses and other current liabilities	4,401	4,426
Current portion of operating lease liabilities	1,610	1,577
Current portion of long-term debt	500	—

Total current liabilities	10,305	10,468

Other long-term liabilities	919	1,015
Non-current deferred income taxes, net	127	44
Long-term operating lease liabilities	7,775	7,576
Long-term debt	2,859	3,355

Shareholders’ equity	6,364	6,003

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$28,349	$28,461

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,498	$3,283
Depreciation and amortization	887	868
Impairment on equity investment	218	—
Loss on early extinguishment of debt	—	242
Loss on property disposals and impairment charges	23	9
Deferred income tax provision (benefit)	64	(44)
Share-based compensation	122	189
(Increase) in accounts receivable and other assets	(124)	(28)
Decrease (increase) in merchandise inventories	58	(1,658)
(Increase) in income taxes recoverable	(5)	(78)
(Decrease) in accounts payable	(600)	(338)
(Decrease) increase in accrued expenses and other liabilities	(149)	759
(Decrease) in net operating lease liabilities	(1)	(129)
Other	93	(18)
Net cash provided by operating activities	4,084	3,057

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(1,457)	(1,045)
Purchase of investments	(31)	(22)
Sales and maturities of investments	18	21
Net cash (used in) investing activities	(1,470)	(1,046)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term debt and extinguishment expenses	—	(2,976)
Payments for repurchase of common stock	(2,255)	(2,176)
Proceeds from issuance of common stock	321	229
Cash dividends paid	(1,339)	(1,252)
Other	(33)	(25)
Net cash (used in) financing activities	(3,306)	(6,200)

Effect of exchange rate changes on cash	(58)	(54)

Net (decrease) in cash and cash equivalents	(750)	(4,243)
Cash and cash equivalents at beginning of year	6,227	10,470

Cash and cash equivalents at end of period	$5,477	$6,227

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Millions)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net sales:
In the United States:
Marmaxx	$8,983	$8,280	$30,545	$29,483
HomeGoods	2,424	2,516	8,264	8,995
TJX Canada	1,297	1,255	4,912	4,343
TJX International	1,816	1,803	6,215	5,729
Total net sales	$14,520	$13,854	$49,936	$48,550

Segment profit:
In the United States:
Marmaxx	$1,043	$985	$3,883	$3,813
HomeGoods	178	210	522	907
TJX Canada	162	126	690	485
TJX International	131	82	347	161
Total segment profit	1,514	1,403	5,442	5,366

General corporate expense	198	139	582	611
Loss on early extinguishment of debt	—	—	—	242
Impairment on equity investment	—	—	218	—
Interest (income) expense, net	(23)	21	6	115
Income before income taxes	$1,339	$1,243	$4,636	$4,398

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the fourth quarter ended January 28, 2023, the Company returned a total of $0.8 billion to shareholders. The Company repurchased and retired 5.7 million shares of its common stock at a cost of $0.5 billion on a "trade date" basis and paid $0.3 billion in shareholder dividends. During the twelve months ended January 28, 2023, the Company returned a total of $3.6 billion to shareholders. The Company repurchased and retired 34.8 million shares of its common stock at a cost of $2.3 billion on a "trade date" basis and paid $1.3 billion in shareholder dividends. In February 2023, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $2.0 billion of TJX common stock from time to time, with $1.5 billion still remaining as of January 28, 2023 under the existing stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  During fiscal 2023, the Company announced and completed the divestiture of its minority investment in Familia. As a result, the Company recorded an impairment charge of $218 million in the first quarter of fiscal 2023, which negatively impacted first quarter fiscal 2023 earnings per share by $0.19. Additionally, the Company realized a $54 million tax benefit in the third quarter of fiscal 2023 in connection with the completion of this divestiture, which increased third quarter fiscal 2023 diluted earnings per share by $0.05. The combination of the first quarter impairment charge and the related third quarter tax benefit negatively impacted full year fiscal 2023 diluted earnings per share by $0.14.

Contacts

The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323